EXHIBIT 23.1

                          CONSENT OF KPMG LLP


The Board of Directors
The Pepsi Bottling Group, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-8 of The Pepsi Bottling Group, Inc. for the PBG Executive Income Deferral Program of our report dated March 8, 1999, relating to the combined balance sheets of The Pepsi Bottling Group, Inc. as of December 26, 1998 and December 27, 1997, and the related combined statement of operations, cash flows, and accumulated other comprehensive loss for each of the fiscal years in the three-year period ended December 26, 1998, including the related financial statement schedule, which report appears in the Form S-1 registration statement of The Pepsi Bottling Group, Inc.


                    /s/ KPMG LLP


New York, New York
May 26, 1999